THIS INVESTOR RELATIONS AGREEMENT made as of the 1st day of October 2006,

BETWEEN:

EYI INDUSTRIES, Inc. a company subsisting under the laws of the State of Nevada and having its office at 7865 Edmonds Street, Burnaby, BC Canada V3N 1B9

(“EYI INDUSTRIES”)

AND:

AGORACOM Investor Relations Corp, a company incorporated in the province of Ontario, and having its head office at 505 Consumers Road, Suite 1000, Toronto, Ontario, Canada, M2J 4V8

(“AGORACOM”)

WHEREAS:

A.	EYI INDUSTRIES requires the services of a corporation capable of providing Investor Relations services (collectively, the “Services”); and

B.	AGORACOM is ready, willing and able to provide the Services on the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the mutual covenants contained herein and the sum of $10.00 paid by each party to the other (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree each with the other as follows:

1.	CONSULTING SERVICES

1.1
Subject to the approval of any governing regulatory authority or stock exchange, if required, EYI INDUSTRIES shall retain AGORACOM to provide the Services, the particulars of which are set out in section 4 of this Agreement, and AGORACOM shall provide the Services on the terms and conditions of this Agreement.

1.2
AGORACOM shall have no right or authority, express or implied, to commit or otherwise obligate EYI INDUSTRIES in any manner whatsoever, except to the extent specifically provided for herein or specifically authorized in writing by EYI INDUSTRIES.

2.	TERM

2.1	The term of this Agreement shall begin on October 1, 2006 and, unless sooner terminated as provided for in section 7 of this Agreement, shall expire on the October 1, 2007.

3.	COMPENSATION

As partial compensation for services under this Agreement, AGORACOM shall receive monthly cash compensation in the amount of $US 2,500.00. EYI INDUSTRIES will provide AGORACOM with first and last month upfront ($US 5,000) along with post dated cheques for November 1st and December 1st. Thereafter, EYI will provide AGORACOM with 3 post dated cheques at the beginning of each respective quarter.

3.2
As the final component of compensation, EYI INDUSTRIES shall grant AGORACOM a warrant to purchase up to 500,000 common shares of EYI INDUSTRIES, the details of which are provided in Schedule "B" of this Agreement. The monthly fee and warrant shall constitute full compensation for AGORACOM.

3.3	AGORACOM shall absorb all expenses incurred in providing Services to EYI INDUSTRIES pursuant to this Agreement.

4.	SERVICES TO BE PROVIDED

4.1
AGORACOM agrees, at its expense, to effect communications between EYI INDUSTRIES and its shareholder base, prospective investors and the investment community as a whole, the details of which have been clearly defined in Schedule "A" of this Agreement.

4.2
AGORACOM agrees, at its expense, to further provide marketing and branding services intended to raise awareness amongst prospective investors and the investment community as a whole, the details of which have been clearly defined in Schedule "A" of this Agreement.

4.2
In performing the Services under this Agreement, AGORACOM shall comply with all applicable corporate, securities and other laws, rules, regulations, notices and policies, including those of any applicable Stock Exchange, and, in particular, AGORACOM shall not:

(a)	release any financial or other information or data about EYI INDUSTRIES, which has not been generally released or promulgated, without the prior approval of EYI INDUSTRIES;

(b)	conduct any meetings or communicate with financial analysts without informing EYI INDUSTRIES in advance of the proposed meeting and the format or agenda of such meeting;

(c)
release any information or data about EYI INDUSTRIES to any selected or limited person, entity, or group if AGORACOM is aware or ought to be aware that such information or data has not been generally released or promulgated; and

(d)
after notice by EYI INDUSTRIES of filing materials for a proposed public offering of securities of EYI INDUSTRIES, and during any period of restriction on publicity, AGORACOM shall not engage in any public relations efforts not in the normal course without the prior approval of counsel for EYI INDUSTRIES and of counsel for the underwriter(s), if any.

5.	DUTIES OF COMPANY

5.1
EYI INDUSTRIES shall supply AGORACOM, on a regular and timely basis, with all approved data and information about EYI INDUSTRIES, its management, products and operations, and EYI INDUSTRIES shall be responsible for advising AGORACOM of any facts which would affect the accuracy of any prior data or information previously supplied to AGORACOM. EYI INDUSTRIES will make its best efforts to make officers and executives available for interviews, Q&A sessions and other investor communications. EYI INDUSTRIES will use its best efforts to respond to reasonable questions put forth by shareholders and prospective investors.

5.2	EYI INDUSTRIES shall contemporaneously notify AGORACOM if any information or data being supplied to AGORACOM that has not been generally released or promulgated.

5.3
EYI INDUSTRIES shall issue a press release, to be drafted by AGORACOM, announcing the Investor Relations agreement and include AGORACOM contact information and instructions for investors to utilize the EYI INDUSTRIES IR HUB at the end of every subsequent press release.

6.	REPRESENTATIONS AND WARRANTIES

AGORACOM represents and warrants to, and covenants with, EYI INDUSTRIES as follows:

(a)
AGORACOM and its agents, employees and consultants, will comply with all applicable corporate and securities laws and other laws, rules, regulations, notices and policies, including those of any applicable Stock Exchange;

(b)	AGORACOM will, and will cause its employees, agents and consultants to, act at all times in the best interests of EYI INDUSTRIES; and

(c)	AGORACOM has not been subject to any sanctions or administrative proceedings by any securities regulatory authority

7.	TERMINATION

7.1	In the event AGORACOM materially breaches any term of this Agreement, EYI INDUSTRIES may immediately terminate this Agreement with “cause”.

7.2
In the event of termination by EYI INDUSTRIES pursuant to paragraph 7.1, all amounts otherwise payable to AGORACOM pursuant to the terms of section 3 shall cease and terminate, including unvested stock options, and AGORACOM will return all material provided by EYI INDUSTRIES.

7.3	In the event EYI INDUSTRIES or EYI INDUSTRIES materially breaches any term of this Agreement, AGORACOM may immediately terminate this Agreement.

7.4
In the event of termination by AGORACOM pursuant to paragraph 7.3, or termination of this agreement by EYI INDUSTRIES without cause, all amounts otherwise payable to AGORACOM for the remaining and complete term of this agreement, pursuant to the terms of Section 3, shall become immediately due and payable and AGORACOM will return all material provided by EYI INDUSTRIES. In addition, all stock options granted pursuant to the terms of Section 3 shall not be effected.

8.	NOTICE

8.1
Any notice, commitment, election or communication required to be given hereunder by either party to the other party, in any capacity shall be deemed to have been well and sufficiently given if facsimilied or delivered to the address of the other party as set forth on page one of this Agreement, or as later amended by either party from time to time in writing.

8.2	Any such notice, commitment, election or other communication shall be deemed to have been received on the third business day following the date of delivery.

9.	GENERAL

9.1	All references to currency herein are to currency of The United States Of America.

9.2	The rights and interests of the parties under this Agreement are not assignable.

9.3	Time is of the essence of this Agreement.

9.4	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, personal representatives, heirs and assigns.

9.5
If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

9.6
The heading and section numbers appearing in this Agreement or any schedule hereto are inserted for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement.

9.7
This Agreement shall be construed and enforced in accordance with, and the rights of the parties to this Agreement shall be governed by, the laws of Ontario and each of the parties hereby irrevocably attorn to the jurisdiction of the courts of Ontario.

9.8
AGORACOM is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholdings therefrom and taxes thereon. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties.

9.9	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

9.10
The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement.

9.11
This Agreement may be executed in as many counterparts as may be necessary and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the date as of the day and year first above written.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

EYI INDUSTRIES, Inc.

/s/ Dori O’Neill
Dori O’Neill, COO

AGORACOM Investor Relations

/s/ Paul Kondakos
Paul Kondakos, Vice President

SCHEDULE "A"

Lead Generation And Awareness

-	2 months of AOL Small Cap Show
-	2 CEO Interviews
-	2 Feature Webcasts
-	4 AGORACOM E-Mail Bulletins
-	4-8 Presidents Messages
-	12 months of AGORACOM MarketPlace
-	12 months of AOL Small Cap Centre Headlines
-	12 months of AGORACOMCOM Front Page Headlines
-	5,000 Monthly Front Page Featured Company Spots
-	100,000 monthly Banner Advertising Impressions

DAILY IR MANAGEMENT AND EXECUTION

Customized and Monitored IR Hub - AGORACOM will create a customized and monitored IR HUB for the purposes of communicating with current and prospective investors. The EYI INDUSTRIES IR HUB will also contain a broker fact sheet, complete company profile, EYI INDUSTRIES logo, executive address with a EYI INDUSTRIES executive, stock chart, delayed quote and e-mail registration for investors and prospective investors.

Strategy - AGORACOM will formulate and execute a complete IR strategy in 3-month increments over the next 12 months.

Complete Document Creation and Delivery - AGORACOM will produce all investor related documents including press releases, corporate updates, interviews, question and answer (Q&A's) and media advisories. AGORACOM will be responsible for delivering all such documents via press release (through your distributor), e-mail and the EYI INDUSTRIES IR HUB.

Shareholder Communications and Database Management - AGORACOM will facilitate all daily and regular communications with current and potential investors including questions, requests for information and other relevant queries via e-mail and the EYI INDUSTRIES IR HUB. AGORACOM will manage and update the EYI INDUSTRIES database on a daily basis, add contacts, delete contacts, track delivery results and manage soft and hard e-mail bounces to insure an up to date and robust database.

Generate and Deliver Proactive Communications - Developments with respect to the company, its industry, competitors and related products will serve as the basis for proactive communications with current and prospective investors. AGORACOM will produce and deliver proactive communications in 10 -14 day intervals.

/s/ DO	/s/ PK

Initials	Initials

EYI INDUSTRIES, Inc.	AGORACOM Investor Relations

SCHEDULE "B"

EYI INDUSTRIES grants AGORACOM a warrant to purchase up to 500,000 common shares of EYI INDUSTRIES INC. The warrant price shall be set at $US 0.06.

EYI INDUSTRIES, Inc.

/s/ Dori O’Neill
Dori O’Neill, COO

AGORACOM Investor Relations

/s/ Paul Kondakos
Paul Kondakos, Vice President